                                                                    Exhibit 10.9


[Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidentiality has been requested for this confidential information.] [The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.]











                               LICENSE AGREEMENT

                                    BETWEEN

                         CORANGE INTERNATIONAL LIMITED

                                      AND

                                  ALTEON INC.

                                  DATED AS OF

                               DECEMBER 30, 1994

                                                                    Exhibit 10.9
                               TABLE OF CONTENTS


                                                                              Page
                                                                              ----
ARTICLE 1 - DEFINITIONS....................................................     1

      1.1      "Affiliate".................................................     1
      1.2      "AGE(s)"....................................................     1
      1.3      "Combination Product".......................................     2
      1.4      "Commercial Product"........................................     2
      1.5      "Commercial Sale"...........................................     2
      1.6      "Commodity Product".........................................     2
      1.7      "Effective Date of this Agreement"..........................     2
      1.8      "Far East Countries"........................................     2
      1.9      "FDA".......................................................     2
      1.10     "Field".....................................................     2
      1.11     "510(k)"....................................................     2
      1.12     "Licensed Patents"..........................................     2
      1.13     "Licensed Technology".......................................     3
      1.14     "NDA".......................................................     3
      1.15     "Net Sales".................................................     3
      1.16     "Party".....................................................     4
      1.17     "Picower"...................................................     4
      1.18     "PMA".......................................................     4
      1.19     "Product"...................................................     4
      1.20     "Reagents"..................................................     4
      1.21     "Research Product"..........................................     4
      1.22     "Territory".................................................     4
      1.23     "Valid Claim"...............................................     4
      1.24     "Yamanouchi"................................................     5

ARTICLE 2 - LICENSE GRANT..................................................     5

      2.1      Grant of License............................................     5
      2.2      Reservation of Rights.......................................     5

ARTICLE 3 - MILESTONE, ROYALTY AND OTHER PAYMENTS..........................     5

      3.1      Initial Payment.............................................     5
      3.2      Running Royalties...........................................     5
      3.3      Obligation to Pay Royalties.................................     6

ARTICLE 4 - PAYMENTS AND REPORTS...........................................     6

      4.1      Payment.....................................................     6
      4.2      Mode of Payment.............................................     6
      4.3      Records Retention...........................................     6
      4.4      Audit Request...............................................     7

                                                                    Exhibit 10.9


      4.5      Cost of Audit...............................................     7
      4.6      Taxes.......................................................     7
      4.7      No Non-Monetary Consideration for Sales.....................     7
      4.8      Affiliate's Right to Pay....................................     7
      4.9      Sublicense of Affiliates....................................     8

ARTICLE 5 - DEVELOPMENT OBLIGATIONS AND COMMERCIAL COOPERATION.............     8

      5.1      Product Development - Research Assays.......................     8
      5.2      Product Development and Registration Milestones -
               Commercial Assays...........................................     9
      5.3      Development of Additional Assays............................     9
      5.4      Conduct of Development Programs by CIL......................    11
      5.5      Collaboration in the Development Process....................    11
      5.6      Joint Inventions............................................    12
      5.7      Collaborative Marketing of AGE Mechanism....................    13

ARTICLE 6 - RIGHT OF FIRST REFUSAL.........................................    13

      6.1      Grant of Right..............................................    13
      6.2      Exercise of Right...........................................    14
      6.3      Effect of Exercise..........................................    14
      6.4      Effect of Failure to Exercise...............................    14

ARTICLE 7 - PATENT PROSECUTION, ENFORCEMENT AND INFRINGEMENT...............    14

      7.1      Patent Prosecution and Maintenance..........................    14
      7.2      Notification of Infringement................................    14
      7.3      Patent Enforcement..........................................    14
      7.4      Third Party Licenses........................................    15
      7.5      Infringement Action by Third Parties........................    15

ARTICLE 8 - CONFIDENTIALITY................................................    16

      8.1      Confidential Information....................................    16
      8.2      Confidentiality; Exceptions.................................    17
      8.3      Third Party Information.....................................    17

ARTICLE 9 - INDEMNIFICATION................................................    18

      9.1      Indemnification by CIL......................................    18
      9.2      Indemnification by ALTEON...................................    18
      9.3      Notice......................................................    18

ARTICLE 10 - TERM; TERMINATION.............................................    18

      10.1     Term........................................................    18
      10.2     Effect of Expiration of Term................................    19
      10.3     Breach......................................................    19

                                                                    Exhibit 10.9


      10.4     Termination by CIL..........................................    19
      10.5     Discontinuance of Sales.....................................    19
      10.6     Election Not to Develop Product.............................    19
      10.7     Right to Sell Stock on Hand.................................    20
      10.8     Termination of Sublicenses..................................    20
      10.9     Effect of Termination.......................................    20
      10.10    Surviving Rights............................................    20
      10.11    Accrued Rights, Surviving Obligations.......................    20

ARTICLE 11 - MISCELLANEOUS PROVISIONS......................................    20

      11.1     Relationship of Parties.....................................    20
      11.2     Interest on Late Payments...................................    21
      11.3     Assignment..................................................    21
      11.4     Disclaimer of Warranties....................................    21
      11.5     Representations and Warranties..............................    21
      11.6     Further Actions.............................................    21
      11.7     Patent Marking..............................................    21
      11.8     Sharing of Information......................................    21
      11.9     Force Majeure...............................................    22
      11.10    No Trademark Rights.........................................    22
      11.11    Public Announcements........................................    22
      11.12    Notices.....................................................    22
      11.13    Amendment...................................................    23
      11.14    Waiver......................................................    23
      11.15    Counterparts................................................    23
      11.16    Descriptive Headings........................................    23
      11.17    Governing Law...............................................    23
      11.18    Alternative Dispute Resolution..............................    23
      11.19    Severability................................................    24
      11.20    Compliance with Law.........................................    24
      11.21    Entire Agreement of the Parties.............................    24

                                                                    Exhibit 10.9


      EXHIBIT A:     U.S. and Foreign Patents and Patent Applications
                     Relating to the Licensed Technology

      EXHIBIT B:     List of Countries Where Patents Will Be Filed
                     and Maintained

      EXHIBIT C:     Rockefeller Agreements

      EXHIBIT D:     Picower Agreements


                                      (iv)

                                                                    Exhibit 10.9


                               LICENSE AGREEMENT


      LICENSE AGREEMENT, dated as of December 30, 1994 (this "Agreement"), between ALTEON INC., a Delaware corporation, ("ALTEON") and CORANGE INTERNATIONAL LIMITED, a Bermuda corporation ("CIL").

                            PRELIMINARY STATEMENTS

      A. ALTEON has acquired, and possesses the right to license, worldwide proprietary rights to a range of health care related technologies discovered at The Rockefeller University, The Picower Institute of Medical Research or at ALTEON, relating to the inhibition or reversal of damage to cells, tissues and organs caused by the formation and cross-linking of advanced glycosylation endproducts, including certain diagnostic technology to measure such endproducts as a marker of disease and dysfunction associated with diabetic complications, aging and related conditions.

      B.   CIL is a common parent company to each of Boehringer
Mannheim Corporation and Boehringer Mannheim GmbH.

      B. CIL and/or its Affiliates have expertise in developing and marketing diagnostic products and wishes to develop and market diagnostic products which utilize such proprietary technology in conjunction with CIL's and/or its Affiliates' proprietary immunodiagnostic kits and instrumentation.

      C. CIL desires to obtain, and ALTEON is willing to grant, a license to ALTEON's diagnostic technology.

      NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:


ARTICLE 1 - DEFINITIONS

      As used herein, capitalized terms shall have the following meanings:

      1.1 "Affiliate", with respect to any Party, shall mean any person or entity controlling, controlled by, or under common control with, such Party. For these purposes, "control" shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise or (ii) the ownership, directly or indirectly, of at

                                                                    Exhibit 10.9


least 50% of the voting securities or other ownership interest of a person or entity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction).

      1.2 "AGE(s)" shall mean advanced glycosylation endproducts and any similar biologic or physiologic reference including, but not limited to, Millard reaction products, non-enzymatic glycation products, and like terminology functioning in a substantially similar mechanistic way to such advanced glycosylation endproducts.

      1.3 "Combination Product" shall mean a Product that is formulated in combination with one or more active components not in the Field.

      1.4 "Commercial Product" shall mean any Product which is not a Research Product.

      1.5 "Commercial Sale" shall mean any sale which transfers to a purchaser physical possession and title to any Products in any country in the Territory by CIL or an Affiliate or sublicensee of CIL.

      1.6 "Commodity Product" shall mean a diagnostic product sold by a non-Affiliate or sublicensee of CIL which utilizes technology similar to the Licensed Technology, the sale of which does not infringe a Valid Claim, and which is interchangeable in the marketplace with a Commercial Product.

      1.7 "Effective Date of this Agreement" shall mean the date first written above.

      1.8 "Far East Countries" shall mean Japan, Korea, Taiwan and The People's Republic of China.

      1.9 "FDA" shall mean the United States Food and Drug Administration, or any successor thereto.

      1.10 "Field" shall mean the use of in-vitro medical diagnostic and analytical chemistry for the detection, monitoring and measurement of the presence of AGEs.

      1.11 "510(k)" shall mean an application filed with the FDA prior to the introduction or delivery for introduction of a medical device pursuant to the provisions of Section 510(k) of the Federal Food, Drug and Cosmetic Act (21 U.S.C. Section 321, et seq.) and the regulations promulgated thereunder.

                                                                    Exhibit 10.9


      1.12 "Licensed Patents" shall mean any current and future patent or patent application owned by or licensed to ALTEON during the term of this Agreement relating to the Licensed Technology in the Field throughout the Territory, including any substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents of additions, and/or reexaminations or reissues thereof, and any current and future patent or patent application which is a foreign counterpart in any country in the Territory to any of the foregoing, including any substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents- of-additions, and/or reexaminations or reissues thereof. ALTEON's current U.S. and foreign patents and patent applications which exist on the Effective Date of this Agreement are set forth on Exhibit A.

      1.13 "Licensed Technology" shall mean any and all proprietary information, and all patentable and non-patentable inventions, improvements, discoveries, claims, formulae, processes, methods, trade secrets, technologies, data and know-how owned or exclusively licensed to ALTEON or to which ALTEON has the right to grant licenses or sublicenses before or during the term of this Agreement which identifies or measures the presence or quantity of AGE's as a biological marker for disease and dysfunction associated with diabetic complications, aging and other related conditions. Licensed Technology must not be publicly available, unless it is made publicly available by, on behalf of, or with the consent of CIL.

      1.14 "NDA" shall mean a New Drug Application filed with the FDA for marketing approval for a drug pursuant to the Federal Food, Drug and Cosmetic Act (21 U.S.C. Section 321, et seq.) and the regulations promulgated thereunder.

      1.15 "Net Sales" shall mean the gross amount invoiced for all Products sold by CIL and its Affiliates and sublicensees in arm's length sales to unrelated third parties, less deductions for:

                (a) trade, quantity and cash discounts or rebates, credits, allowances or refunds given or made for rejected, outdated or returned Products and the like;

                (b) any tax or government charge (other than an income tax) levied on the sale, transportation or delivery of a Product and borne by the seller thereof;

                (c) any charges for freight, postage, shipping, import or export taxes, insurance or charges for returnable containers;
and

                                                                    Exhibit 10.9


                (d) the actual full cost of financing or servicing of an analyzer or device, in the event that the Product is sold as part of a lease or rental agreement with the customer, whereby an analyzer or other device is placed with the customer and the financing or servicing of such analyzer or device is included in the price of the Product.

      With respect to the deductions set forth in Sections 1.15(a), (b) or (c), CIL may elect, for any calendar year during the term of this Agreement, to deduct a lump sum of five percent (5%) of Net Sales to cover such items in lieu of taking the deductions set forth in such Sections.

      In the case of sales of a Combination Product, Net Sales shall be determined by multiplying the Net Sales, as defined above, of such Combination Product by a fraction, the numerator of which shall be the per unit current stand-alone selling price of the component of such Combination Product that would be a Product if sold separately (determined in accordance with generally accepted accounting principles), and the denominator of which shall be the total per unit current stand-alone selling price of all diagnostic technologies and ingredients in such Combination Product, including the price of the component of such Combination Product that would be a Product if sold separately. If there is no established current stand-alone selling price for any component of a Combination Product, the Parties shall negotiate in good faith a formula for determining Net Sales of such Combination Product, taking into account (i) the sales volume of such Combination Product; (ii) the profitability of such Combination Product; and (iii) the proprietary nature and importance of each component of such Combination Product.

      1.16 "Party" shall mean ALTEON or CIL and, when used in the plural, shall mean ALTEON and CIL.

      1.17 "Picower" shall mean The Picower Institute for Medical Research.

      1.18 "PMA" shall mean an application for premarket approval of a medical device filed with the FDA pursuant to Section 515(b) of the Federal Food, Drug and Cosmetic Act (21 U.S.C. Section 321, et seq.) and the regulations promulgated thereunder.

      1.19 "Product" shall mean any product in the Field, the manufacture, use or sale of which: (i) uses Licensed Technology; and/or (ii) is covered by one or more Licensed Patents which, but for the license granted hereunder, would infringe a Valid Claim.

                                                                    Exhibit 10.9


The term "Product" includes all Commercial Products, all Research Products, and all Reagents.

      1.20 "Reagents" shall mean chemical and biological materials which (i) use Licensed Technology or are covered by one or more Licensed Patents and, but for the license granted hereunder, would infringe a Valid Claim, and (ii) are required for sample preparation or the performance of an AGE specific assay, including but not limited to polyclonal or monoclonal antibodies, clones, antigens, sera, diluents, solution, binding materials and the like.

      1.21 "Research Product" shall mean any Product which is sold as an assay for use by research investigators interested in AGE technology for which premarket regulatory approval has not been granted and for which no diagnostic efficacy claims have been made.

      1.22 "Territory" shall mean all countries of the world, except the Far East Countries.

      1.23 "Valid Claim" shall mean a claim of any issued and unexpired Licensed Patent which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

      1.24 "Yamanouchi" shall mean Yamanouchi Pharmaceutical Co., Ltd.


ARTICLE 2 - LICENSE GRANT

      2.1 Grant of License. Subject to the terms and conditions of this Agreement, ALTEON grants to CIL an exclusive license throughout the Territory, with the right to grant sublicenses, to make, have made, use, sell and have sold Products in the Field, under the Licensed Technology and Licensed Patents.

      2.2 Reservation of Rights. The license granted in Section 2.1 is exclusive to CIL, except that:

                (a) ALTEON reserves the rights granted by ALTEON to The Rockefeller University ("Rockefeller") or Picower, or reserved by Rockefeller or Picower, pursuant to the agreements attached as Exhibit C and Exhibit D, respectively; and

                (b) ALTEON reserves the right, on behalf of itself, Rockefeller and Picower, to use the Licensed Technology and the

                                                                    Exhibit 10.9


Licensed Patents without cost to CIL and subject to the confidentiality provisions of this Agreement, solely for internal research and development purposes on a non-commercial basis.


ARTICLE 3 - MILESTONE, ROYALTY AND OTHER PAYMENTS

      3.1 Initial Payment. As partial consideration to ALTEON for the licenses and other rights granted to CIL under this Agreement, CIL shall pay to ALTEON the sum of [C.I.] upon the execution of this Agreement. Such sum shall be non-refundable.

      3.2 Running Royalties. As further consideration of the license and other rights granted to CIL under this Agreement, CIL shall pay to ALTEON a royalty, commencing on the first Commercial Sale of a Research Product or a Commercial Product, as the case may be, by CIL, its Affiliates or its sublicensees, as follows:

                (a) A royalty in the amount of [C.I.] of Net Sales of Research Products sold in any country in the Territory if the sale would, but for the license granted hereunder, infringe a Valid Claim.

                (b) A royalty in the amount of [C.I.] of Net Sales of Commercial Products sold in any country in the Territory if the sale would, but for the license granted hereunder, infringe a Valid Claim and where Commodity Products are not sold in such country.

                (c) A royalty in the amount of [C.I.] of Net Sales of Commercial Products sold in any country in the Territory if the sale would, but for the license granted hereunder, infringe a Valid Claim in the event a Commodity Product is sold in such country that does not infringe a Valid Claim.

                (d) A royalty in the amount of [C.I.] of Net Sales of all Products will be paid on the sale in any country of the Territory if such sale is not covered by subparagraphs (a), (b) or (c) above.

                (e) If any country restricts the royalty rate or amount payable on account of sales of Products in such country, the royalties payable under this Agreement with respect to such country shall be automatically adjusted so as not to exceed the maximum amount payable under applicable laws, regulations or administrative rulings of such country.

                                                                    Exhibit 10.9


      3.3 Obligation to Pay Royalties. The obligation to pay royalties to ALTEON under this ARTICLE 3 is imposed only once with respect to the same unit of Product regardless of the number of Licensed Patents or Licensed Technology pertaining thereto. There shall be no obligation to pay royalties to ALTEON under this ARTICLE 3 on sales of Products among CIL, its Affiliates and its sublicensees, but in such instances the obligation to pay royalties shall arise upon the sale of Products by CIL, its Affiliates or its sublicensees to unrelated third parties. Payments of running royalties due under this ARTICLE 3 based on Net Sales shall be deemed to accrue when Products are shipped or billed, whichever event shall first occur.


ARTICLE 4 - PAYMENTS AND REPORTS

      4.1 Payment. All running royalty payments due hereunder shall be paid annually. Royalties accruing on Net Sales in the United States shall be paid by January 31st following the end of each calendar year. All other royalties accruing on Net Sales in other countries in the Territory shall be paid by March 31st following the end of each calendar year. Each such payment shall be accompanied by a statement of the amount of Net Sales during such year, on a quarter-by-quarter, Product-by-Product and country- by-country basis, the amount of royalties due on such Net Sales, and the amount of any credits being applied to such royalties.

      4.2 Mode of Payment. CIL shall make all payments required under this Agreement in the United States in United States Dollars. The royalty payments due on the sale of Products outside the United States shall be translated at the rate of exchange at which United States Dollars are listed in The Wall Street Journal for the currency of the country in which the royalty is accrued for the last business day of the calendar quarter in which such sales were made.

      4.3 Records Retention. CIL and its Affiliates and sublicensees shall keep complete and accurate records pertaining to the sale of Products in the Territory and covering all transactions from which Net Sales are derived for a period of three calendar years after the year in which such sales occurred, and in sufficient detail to permit ALTEON to confirm the accuracy of royalty calculations hereunder.

      4.4 Audit Request. At the request and expense of ALTEON, CIL and its Affiliates and sublicensees shall permit an independent, certified public accountant appointed by ALTEON and acceptable to CIL or its Affiliate or sublicensee, at reasonable

                                                                    Exhibit 10.9


times and upon reasonable notice, to examine those records and all other material documents relating to or relevant to Net Sales in the possession or control of CIL or its Affiliates or sublicensees, for a period of two years after such royalties have accrued, as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the royalties payable for any calendar year in the case of CIL's failure to report or pay pursuant to this Agreement. Said accountant shall not disclose to ALTEON any information other than information relating to said reports, royalties, and payments. Results of any such examination shall be made available to both Parties.

      4.5 Cost of Audit. ALTEON shall bear the full cost of the performance of any such audit, unless such audit discloses a variance resulting in underpayment by CIL of more than 10% of the actual amount due. In such case, CIL shall bear the full reasonable cost of the performance of such audit.

      4.6 Taxes. In the event that CIL or its Affiliates are required to withhold any tax to the revenue authorities in any country in the Territory regarding any payment to ALTEON due to the laws of such country, such amount shall be deducted by CIL or its Affiliates, and it shall notify ALTEON and promptly furnish ALTEON with copies of any tax certificate or other documentation evidencing such withholding. All taxes levied on ALTEON's income arising from this Agreement shall be borne by ALTEON. The Parties shall take steps, consistent with current commercial practices, to: (i) avoid or minimize any such withholding; and (b) take advantage of such double taxation avoidance agreements as may be available.

      4.7 No Non-Monetary Consideration for Sales. Without the prior written consent of ALTEON, CIL and its Affiliates and sublicensees shall not accept or solicit any non-monetary consideration in the sale of any Product other than as would be reflected in Net Sales. The use by CIL of a commercially reasonable amount of Product for promotional sampling shall not violate this prohibition.

      4.8 Affiliate's Right to Pay. ALTEON agrees that any Affiliate of CIL may pay, on behalf of CIL, any obligation of CIL under this Agreement and that such payment shall be received in lieu of payment by CIL in satisfaction of such obligation under this Agreement. Said Affiliate shall make payment to ALTEON in U.S. Dollars pursuant to Section 4.2. Said Affiliate shall use its best efforts to convert the royalties payable on sales in any country to U.S. Dollars; provided, however, that if conversion to and transfer of U.S. Dollars cannot be made in any country for any

                                                                    Exhibit 10.9


reason, payment of royalties may be made in the currency of the country in which such sales are made, deposited in ALTEON's name in a bank designated by ALTEON in any such country.

      4.9 Sublicense of Affiliates. Upon written request of CIL, ALTEON will contract directly with any Affiliate of CIL and provide to said Affiliate the right and license granted hereunder in any country in the Territory on substantially the same terms and conditions as those contained herein, provided that CIL shall guarantee to ALTEON performance of such Affiliates' duties and obligations under such contract.


ARTICLE 5 - DEVELOPMENT OBLIGATIONS AND COMMERCIAL COOPERATION

      5.1       Product Development - Research Assays.

                (a) During the first calendar quarter of 1995, CIL will initiate the development of a Hemoglobin-AGE assay for research kits using a microtiter plate format. Assuming continued demonstration of the utility of the AGE mechanism and ALTEON's positive clinical experience (e.g., from short-term trials such as a cholesterol and Lipid-AGE placebo control study and an Hb-AGE/A1c comparison study), CIL will also develop two additional research assays for research kits using a microtiter plate format. The order of priority for development of the assays will be:

                     (1) AGE-LDL - first; and

                     (2) AGE-serum protein/peptide - second.

The parties contemplate that CIL will initiate development of the AGE-LDL assay in the third calendar quarter of 1995, subsequent to ALTEON's planned commencement of a short term cholesterol and Lipid-AGE placebo control study in humans. Continued development of such AGE-LDL assay will be based upon such clinical data as ALTEON may learn and communicate to CIL. CIL will initiate development of the AGE-serum protein/peptide assay in calendar year 1996 as ALTEON develops or communicates information supporting such development.

                (b) In addition, in the event that (i) Yamanouchi elects not to accept for development a license of the Licensed Technology and the Licensed Patents in the Field in the Far East Countries and CIL acquires such rights pursuant to the exercise of its Rights under Article 6, and (ii) the Parties agree that a format other than the one developed or being developed pursuant to
Section 5.1(a) (e.g. a radioimmune assay) is required in the Far

                                                                    Exhibit 10.9


East Countries taking into consideration input the Parties receive from Yamanouchi or any other ALTEON licensee of AGEs for therapeutic use in Japan, then, if commercially reasonable, CIL shall also develop (or cause a sublicensee to develop) the three (3) research assays listed in Section 5.1(a) for research kits using such different format.

      5.2       Product Development and Registration Milestones -
Commercial Assays.

                (a) On execution of this Agreement, CIL will prepare a development plan and schedule for the development of commercial (automated) assays, on a platform to be determined by CIL, taking into account such factors as potential market size, frequency of testing and location of testing (i.e. reference laboratories, etc.) for the assays listed in Section 5.1 (the "Plan"). The Plan will detail assay development milestones and timing which have been mutually agreed upon by the Parties. The Parties agree that the Plan shall be consistent with CIL's internal "New Product Commercialization Process Guideline," as in effect from time to time, a copy of the current version of which has been provided to ALTEON. The development milestones to be agreed upon shall include, without limitation, (i) the timing for the initiation of each assay development, (ii) the timing for the filing of a PMA or 510(k), and (iii) the timing of commercial launch following regulatory approval. Such Plan shall include development milestones that are consistent with the intent of the Parties as set forth in Sections 5.2(b) and 5.2(c). Proposals for such Plan shall be submitted to ALTEON for its review and comment. Such Plan shall be subject to the approval of ALTEON, which will not be unreasonably withheld.

                (b) It is the intention of the Parties that CIL will commence the development of a commercial automated Hemoglobin-AGE assay prior to or at the time that ALTEON generates data from its Phase III nephropathy clinical trials for pimagedine, or such other clinical trials for pimagedine that ALTEON is conducting, that indicate therapeutic efficiency for pimagedine. In order to allow CIL to budget and plan for such assay development, ALTEON currently anticipates filing for NDA approval of pimagedine between the second quarter of 1997 and the second quarter of 1998. ALTEON will advise CIL from time to time as to delays or other changes in this expectation.

                (c) Further, it is the intention of the Parties that, at a minimum, CIL shall develop a commercial automated Hemoglobin-AGE assay in a time frame which would permit PMA or 510(k) approval of a commercial assay at the same time as ALTEON obtains NDA

                                                                    Exhibit 10.9


approval for pimagedine, thereby making the Hemoglobin-AGE assay commercially available contemporaneous with the commercial launch of pimagedine as an AGE inhibitor for the treatment/prevention of one or more complications of diabetes. In order to allow CIL to budget and plan for such assay development, ALTEON currently anticipates receiving NDA approval of pimagedine during 1999. ALTEON will advise CIL from time to time as to delays or other changes in this expectation.

      5.3 Development of Additional Assays. CIL will have a right of first refusal to develop additional AGE-analytes. These assays will include (but are not limited to) assays to detect: (i) AGE-urine, (ii) AGE-tissue, (iii) AGE-amyloid protein, (iv) AGE-immunoglobulin, (v) pimagedine and similar drug compounds in patient samples, and (vi) triazine and other pimagedine-blocked products in patient samples. With respect to each assay, the following terms will apply:

                (a) When ALTEON has sufficient information necessary to permit CIL or a third party to determine the business and technical feasibility of developing an assay, ALTEON will notify CIL in writing of the availability of such information. If CIL desires to conduct due diligence with respect to such assay, CIL shall notify ALTEON of its interest in same within thirty (30) days after receipt of notice from ALTEON regarding such assay. CIL will then have six months from the date of ALTEON's initial notice (or until ALTEON receives NDA approval of pimagedine, whichever is longer) to conduct due diligence to determine whether to proceed with the development of such assay.

                (b) No later than the end of the due diligence period with respect to any assay, CIL may elect to proceed with the development of such assay by sending written notice of such election to ALTEON together with payment to ALTEON, for each additional assay it elects to develop, of the sum of [C.I.] [C.I.]. Such sums shall be non-refundable. Products using such assays shall thereafter be subject to all of the terms of this Agreement applicable to Products, including the royalty rates set forth in Section 3.2. CIL will then prepare a development plan and schedule for the development of such assays, on a platform to be determined by CIL, taking into account such factors as potential market size, frequency of testing and location of testing (i.e. reference laboratories, etc.) for the elected assay(s). The Parties agree that any such plan shall be consistent with CIL's internal "New Product Commercialization Process Guideline," as in effect from time to time. Proposals for such plan shall be submitted to ALTEON for its review and comment. Such

                                                                    Exhibit 10.9


plan shall be subject to the approval of ALTEON, which will not be unreasonably withheld.

                (c) In the event that CIL declines to conduct such due diligence with respect to an assay pursuant to Section 5.3(a) or does not reply to ALTEON's notice within the thirty (30) day period, and if ALTEON identifies a third party willing to develop such assay, CIL will grant an exclusive sublicense of proprietary rights granted hereunder to enable such third party to develop and commercialize such assay on terms consistent with this Agreement; provided, however, that nothing in this Agreement shall be construed to obligate CIL to assist with or collaborate in the development of such assay. In lieu of the royalty rates set forth in Section 3.2, CIL shall pay fifty percent (50%) of the royalties and other payments received by CIL from such third party sublicensee to ALTEON within thirty (30) days after receipt of such payments.

      5.4       Conduct of Development Programs by CIL.  CIL shall:

                (a) Use its reasonable best commercial efforts and proceed diligently to perform the work set out in the plan for each assay being developed;

                (b) Conduct the development programs in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable good laboratory practices to attempt to achieve its objectives efficiently and expeditiously;
                (c) During the term of the development programs and promptly following the expiration or termination of each development program, cause appropriate representatives of CIL to meet with representatives of ALTEON, at mutually agreeable times and places or by telephone conference, but at least quarterly, to discuss the progress and developments of any development programs relating to AGE diagnostics. Such meetings shall include, without limitation, the following:

                     (1) Providing ALTEON access to data and progress notes concerning CIL's diagnostic development programs and the opportunity to discuss such data and progress notes with appropriate CIL personnel, in order to assist ALTEON in determining the progress being made and in evaluating the viability, utility and acceptability of future AGE-diagnostics pursuits;

                     (2) Providing ALTEON with reports summarizing all activities under the development programs during the period since

                                                                    Exhibit 10.9


the last meeting, which reports shall be in writing if requested by ALTEON; and

                     (3) At least twice per calendar year, re-evaluating each development plan and, if necessary, proposing modifications to such plan to ALTEON for its review and approval; and

                (d) Allow representatives of ALTEON, upon reasonable notice and during normal business hours, to (1) visit the facilities where the development programs are being conducted, and (2) consult informally, during such visits and by telephone, with CIL personnel performing work on the development programs.

      5.5       Collaboration in the Development Process.

                (a) ALTEON will provide CIL with access to ALTEON's assay development personnel who will provide a reasonable amount of time, as determined by ALTEON, to assist CIL throughout the development process.

                (b) ALTEON will use its best efforts to cause Picower to provide CIL with access to appropriate scientists on AGE-related diagnostic and medical knowledge throughout the development process in accordance with the terms of its agreement with Picower, as well as access to individuals at Picower who consult for ALTEON.

                (c) Subject to the terms of the existing collaborative agreement between ALTEON and Marion Merrell Dow Inc., ALTEON will provide CIL, at the quarterly meetings to be held pursuant to Section 5.4(c), access to data and progress notes concerning ALTEON's AGE therapeutic clinical trials and the opportunity to discuss such data and progress notes with appropriate ALTEON personnel, in order to assist CIL in determining the progress being made and in evaluating the viability, utility and acceptability of future AGE-diagnostics pursuits.

                (d) ALTEON will provide CIL with a reasonable amount of clinical samples for CIL to use for test development purposes only, as such samples are available.

                (e) CIL hereby grants ALTEON the right to continue to perform AGE assays on clinical trial samples using its in-house reagents until such time as CIL can supply research grade diagnostic tests to ALTEON which have been appropriately validated pursuant to a criterion mutually agreed upon by the Parties. Thereafter, ALTEON will purchase its requirements of the assay(s) for clinical trial purposes from CIL at CIL's list price for the

                                                                    Exhibit 10.9


assay(s), provided that the use of the CIL assay would not invalidate ALTEON's findings or prior diagnostic results. CIL, however, will provide ALTEON at no cost a reasonable quantity of research assays for ALTEON to use for its preclinical testing and validation purposes. Such test kits will not be included in Net Sales and CIL's provision of test kits to ALTEON at no cost shall not be deemed to violate Section 4.7 of this Agreement.

      5.6       Joint Inventions.

                (a) Any inventions made jointly by CIL and ALTEON that are within the Field shall be jointly owned, but shall be subject to the exclusive license granted hereunder to CIL and subject to all of the terms of CIL's license hereunder.

                (b) ALTEON will have the right of first refusal to acquire an exclusive license for any inventions made jointly by the Parties relating to therapeutic aspects of the Licensed Technology in accordance with the following terms:

                     (1) CIL shall give written notice to ALTEON of its interest in entering into a licensing arrangement for any such joint invention, together with sufficient information regarding such joint invention which is reasonably necessary for ALTEON to make an informed decision regarding such arrangement, including, without limitation, the commercial terms upon which CIL is interested in offering an exclusive license for such joint invention. ALTEON shall have ninety (90) days after receipt of such notice and information to decide whether or not it wishes to accept such offer.

                     (2) In the event that ALTEON declines to accept such offer with respect to such joint invention or does not reply to CIL's notice within the ninety (90) day period, and if CIL identifies a third party willing to enter into a licensing arrangement for such joint invention on terms no less advantageous to CIL than those offered to ALTEON for such joint invention, ALTEON will, together with CIL, grant an exclusive license of such joint invention to such third party. ALTEON shall collect all royalties from such third party and shall pay fifty percent (50%) of such royalties and other payments received by ALTEON from such third party to CIL within thirty (30) days after receipt of such payments.

                     (3) In no event may CIL conclude any transaction with any third party on terms less advantageous to CIL than those offered to ALTEON without first offering said less advantageous terms to ALTEON in compliance with this Section 5.6(b).

                                                                    Exhibit 10.9


                (c) Any other joint inventions outside the Field which do not relate to therapeutic aspects of the Licensed Technology will be jointly owned, and CIL and ALTEON will negotiate in good faith to determine how best to recognize the value of each party's contribution to the joint invention, taking into account (i) the relative efforts by CIL and ALTEON in developing such joint invention; (ii) whether products developed from such joint invention are covered by a valid claim of a patent; (iii) the potential sales volume and profitability of such products; and (iv) the projected expenses of marketing such products.

      5.7 Collaborative Marketing of AGE Mechanism. ALTEON and CIL will develop and carry forward an AGE mechanism marketing plan intended to educate medical and clinical laboratory practitioners regarding the utility of the AGE marker and to establish demand for Products and understanding of the clinical and therapeutic utility of the AGE mechanism in general. Following regulatory approval of Products, CIL will actively promote and sell Products in the Territory. On approval of ALTEON's AGE inhibitor agent or other AGE therapeutic products, provided the commercial availability and regulatory claims approved for the use of Products, ALTEON will promote their use in AGE diagnostics and as a diagnostic tool to be used as part of an overall therapy program.


ARTICLE 6 - RIGHT OF FIRST REFUSAL

      6.1 Grant of Right. Subject to the terms and conditions of this Agreement, ALTEON grants to CIL a right of first refusal to expand the Territory to include the Far East Countries (the "Right") in the event that Yamanouchi elects not to accept for development a license of the Licensed Technology and the Licensed Patents in the Field pursuant to an agreement by and between Alteon and Yamanouchi, such that Yamanouchi retains or receives no financial benefit, either directly or indirectly, from such license (other than the indirect benefit to Yamanouchi sales of therapeutic products by virtue of having commercial assays available).

      6.2 Exercise of Right. The Right may be exercised, during the term of this Agreement, for a period of thirty (30) days following ALTEON's notice to CIL of Yamanouchi's election not to accept such license (the "Exercise Period"). CIL may exercise the Right at any time during the Exercise Period by sending to Alteon written notice of the exercise of the Right. CIL will then prepare a development plan and schedule for the development of all assays which CIL is then developing pursuant to Section 5.1 or 5.3 for the Far East Countries, on a platform to be determined by CIL, taking into account such factors as potential market size, frequency of

                                                                    Exhibit 10.9


testing and location of testing (i.e. reference laboratories, etc.) for such assay(s). Proposals for such plan shall be submitted to ALTEON for its review and comment. Such plan shall be subject to the approval of ALTEON, which will not be unreasonably withheld.

      6.3 Effect of Exercise. Upon exercise of the Right and agreement on appropriate development milestones for Products in the Far East Countries, the Territory shall be expanded to include the Far East Countries and shall be subject to all of the terms and conditions contained in this Agreement applicable thereto.

      6.4 Effect of Failure to Exercise. In the event that CIL declines to exercise its Right or does not reply to ALTEON's notice within the Exercise Period, ALTEON shall be free to negotiate a license for the Products in the Field in the Far East Countries with a third party.


ARTICLE 7 - PATENT PROSECUTION, ENFORCEMENT AND INFRINGEMENT

      7.1 Patent Prosecution and Maintenance. ALTEON agrees to take all actions reasonably necessary to diligently prosecute and maintain any patents or patent applications relating to the Licensed Technology and ALTEON's AGE technology for therapeutic applications in the countries listed on Exhibit B, which may be modified by mutual agreement of the parties. ALTEON and CIL shall mutually determine the additional countries, if any, where patent applications will be filed and prosecuted, and where the patents will be maintained. The Parties acknowledge and agree that they intend for ALTEON to be required to file and prosecute patent applications and maintain patents in all major commercial markets where viable patent protection is available. If the laws affecting patent protection or maintenance costs change in any such country, the Parties shall reassess the need to continue to file and prosecute patent applications and maintain patents in such country.

      7.2 Notification of Infringement. If either Party learns of an infringement or threatened infringement by a third party of any Licensed Patent granted hereunder within the Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

      7.3 Patent Enforcement. ALTEON shall have the first right, but not the duty, to institute patent infringement actions against third parties based on any Licensed Patent under this Agreement. If ALTEON does not institute an infringement proceeding against an offending third party within one-hundred twenty (120) days after receipt of notice from CIL, CIL shall have the right, but not the duty, to institute such an action. The costs and

                                                                    Exhibit 10.9


expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions. Any award paid by third parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be paid to the Party who instituted and maintained such action, or, if both Parties instituted and maintained such action, such award shall be allocated among the Parties in proportion to their respective contributions to the costs and expenses incurred in such action.

      7.4       Third Party Licenses.

                (a) If either Party identifies an infringement or potential infringement of a third party's patent(s) based upon the use of any Licensed Technology to make, use or sell any Product in any country in the Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such potential infringement.

                (b) In such event, and during the period prior to the institution of a suit by such third party, ALTEON shall have the first right to obtain, at ALTEON's expense, a license from such third party in such country with respect to such infringing Product.

                (c) If ALTEON does not obtain a license from such third party in such country with respect to such infringing Product within 120 days after ALTEON receives notice of such potential infringement pursuant to Section 7.4(a), CIL may seek to do so prior to the institution of a suit by such third party. If CIL obtains a license from such third party, CIL shall be entitled to a credit against the payments due hereunder for such Product in such country of an amount equal to the royalty paid to such third party, but in no event shall such credit exceed fifty percent (50%) of such payments due hereunder in any calendar year for such Product in such country which is the subject of such potential infringement.

      7.5       Infringement Action by Third Parties.

                (a) In the event of the institution of any suit by a third party against CIL or its Affiliates, sublicensees, distributors or customers for patent infringement involving the

                                                                    Exhibit 10.9


manufacture, use, distribution, marketing or sale of any Product in the Territory, CIL shall promptly notify ALTEON in writing of such suit. CIL shall have the right to defend such suit at its own expense, and ALTEON hereby agrees to assist and cooperate with CIL, at its own expense, to the extent necessary in the defense of such suit. During the pendency of such action, CIL shall either, at its option: (i) continue to make all payments due under this Agreement to ALTEON, or (ii) make one-half of all payments due under this Agreement resulting from the Product(s) in the country or countries which are the subject of such action into an escrow account at a bank mutually agreed to by the Parties, and continue to make the balance of all payments due under this Agreement to ALTEON. The costs of creating such escrow account shall be deemed to be costs incurred in connection with such action, subject to credit or refund as set forth in
Section 7.5(b) or (c), if applicable.

                (b) If CIL finally prevails because it is held not to be infringing any patents or trademarks belonging to such third party or because such third party's patent is held invalid, CIL shall continue to pay the royalties as set forth in Section 3.2, but shall be entitled to a credit against such payments or a refund from the escrow account (or, if the escrow account is not sufficient to cover the amount due, a credit against such payments), as the case may be, of an amount equal to one-half of the reasonable costs actually incurred in such action, but in no event shall such refund or credit be more than 50% of such payments due hereunder in any calendar year for Products in such country which is the subject of such action.

                (c) If CIL finally loses, whether by judgment, award, decree or settlement, and is required to pay a royalty to such third party, CIL shall continue to pay the royalties for such Products in the country which is the subject of such action, but shall be entitled to a credit against such payments or a refund from the escrow account (or, if the escrow account is not sufficient to cover the amount due, a credit against such payments), as the case may be, of an amount equal to the royalty paid to such third party, but in no event shall such refund or credit be more than 50% of the payments due hereunder in any calendar year for Products in such country which is the subject of such action. In addition, if CIL incurs litigation expenses or is required to pay damages to such third party, CIL shall be entitled to a refund from the escrow account (or, if the escrow account is not sufficient to cover the amount due, a credit against such payments) of an amount equal to one-half of the reasonable costs actually incurred in such action plus one-half of the damages, but in no event shall the total refund or credit provided herein be

                                                                    Exhibit 10.9


more than 50% of the payments due hereunder in any calendar year for Products in such country which is the subject of such action.

ARTICLE 8 - CONFIDENTIALITY

      8.1 Confidential Information. It is contemplated that in the course of the performance of this Agreement each Party will, from time to time, disclose proprietary and confidential information to the other. "Information" shall include all disclosures made pursuant to this Agreement in writing and identified as being confidential or, if disclosed orally, is reduced to writing within thirty (30) days of such oral disclosure and identified as being confidential.

      8.2 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving Party shall keep confidential, and shall take such reasonable measures to maintain such Information as confidential as it takes to protect its own proprietary information, and shall not publish or otherwise disclose and shall not use for any purpose any Information furnished to it by the other Party pursuant to this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such Information:

                (a) was already known to the receiving Party, other T 21 than under an obligation of confidentiality, at the time of disclosure by the other Party;

                (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

                (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

                (d) was disclosed to the receiving Party by a third party who had no obligation to the disclosing Party not to disclose such Information to others.

                (e) was independently developed by the receiving Party by persons who did not have access to the Information.

                                                                    Exhibit 10.9


      Each Party may disclose the other's Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, undertaking basic research with outside collaborators, or conducting preclinical or clinical trials, provided that if a Party is required to make any such disclosure of the other Party's secret or confidential Information it will, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Information required to be disclosed.

      8.3 Third Party Information. The Parties recognize that ALTEON may have development and marketing partners and/or licensees or sublicensees for the research, development and marketing of AGE-related therapeutic products. CIL hereby grants ALTEON the right to share data and information disclosed by CIL relating to AGEs with such third parties, subject to appropriate confidentiality agreements; provided, however, that ALTEON shall not share such data and information with any other licensees of the Licensed Technology in the Field.


ARTICLE 9 - INDEMNIFICATION

      9.1 Indemnification by CIL. CIL shall defend, indemnify and hold ALTEON, its directors, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) arising out of third party claims or suits resulting from the manufacture, use or sale of Products by CIL, its Affiliates or its sublicensees pursuant to this Agreement, including, without limitation, promotion and advertising of Products and/or interactions and communications with governmental authorities, physicians or other third parties.

      9.2 Indemnification by ALTEON. ALTEON shall defend, indemnify and hold CIL, its directors, officers, employees, Affiliates and sublicensees harmless from and against any and all claims, suits, or demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) arising out of third party claims or suits resulting from the (i) manufacture, use or sale of ALTEON's AGE inhibitor agent or other AGE therapeutic products and (ii) the promotion of Products outside the scope of regulatory claims approved for

                                                                    Exhibit 10.9


Products, by ALTEON, its Affiliates and its licensees or sublicensees, including, without limitation, promotion and advertising of ALTEON's AGE inhibitor agent or other AGE therapeutic products and/or interactions and communications with governmental authorities, physicians or other third parties.

      9.3 Notice. In the event that a Party (an "Indemnitee") seeks indemnification under this ARTICLE 9, the Indemnitee agrees to: (i) promptly inform the other Party (the "Indemnitor") of any claim, suit or demand threatened or filed, (ii) permit the Indemnitor to assume direction and control of the defense or claims resulting therefrom (including the right to settle it at the sole discretion of the Indemnitor), and (iii) cooperate as requested (at the expense of the Indemnitor) in the defense of the claim.

ARTICLE 10 - TERM; TERMINATION

      10.1 Term. This Agreement shall commence as of the Effective Date of this Agreement and, unless sooner terminated as provided hereunder, shall terminate as follows:

                (a) As to each Product and as to each country in the Territory:
(i) if such Product is covered by Section 3.2(a), (b) or (c), this Agreement shall terminate upon the expiration of the last to expire of the Valid Claims necessary for the use and sale of such Product in such country; and (ii) as to any Product which is covered by Section 3.2(d), this Agreement shall terminate fifteen (15) years from the first Commercial Sale of such Product.

                (b) This Agreement shall terminate in its entirety upon its termination as to all Products in all countries in the Territory.

      10.2 Effect of Expiration of Term. Following expiration of the term of this Agreement, in whole or in part, pursuant to Section 10.1, CIL shall have the royalty-free non-exclusive right and license, within the Field, to continue to make, use and sell the Products as to which this Agreement is terminated, including the right to grant sublicenses therefor, as previously licensed in
ARTICLE 2.

      10.3 Breach. Failure by CIL to comply with any of the material obligations contained in this Agreement shall entitle ALTEON to give notice to CIL specifying the nature of the default and requiring it to cure such default. If such default is not cured within sixty (60) days after the receipt of such notice (or, if such default cannot be cured within such sixty (60) day period,

                                                                    Exhibit 10.9


if CIL does not commence and diligently continue actions to cure such default), ALTEON shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect immediately. The right of ALTEON to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

      10.4 Termination by CIL. CIL shall have the right to terminate the licenses granted herein, in whole or as to any Product in any country in the Territory, at any time, and from time to time, by giving notice in writing to ALTEON. Such termination shall be effective ninety (90) days from the date such notice is given, and all CIL's rights and duties associated therewith shall cease as of that date, subject to Section 10.7.

      10.5 Discontinuance of Sales. ALTEON may terminate the license granted herein, in whole or as to any Product licensed under this Agreement to CIL in any country in the Territory in which CIL voluntarily discontinues Commercial Sales of such Products for any reason other than as set forth in Section 11.9 or that CIL is legally barred from selling such Products and fails to start selling such Products again in such country within one hundred eighty (180) days after delivery of written notice from ALTEON to CIL of such discontinuance.

      10.6 Election Not to Develop Product. If CIL elects not to initiate a development program, or has not commenced a program, that is designed to develop and register Product(s) with regulatory agencies in the major markets included in the Territory in accordance with the milestones agreed upon pursuant to
Section 5.1, ALTEON, at its sole option, shall have the right to terminate the license granted herein, and this Agreement, by giving notice in writing to CIL of its decision. Such termination shall be effective ninety (90) days from the date such notice is given (unless CIL commences such program within such ninety
(90) day period) and, except as otherwise provided in this Agreement, all CIL's rights and duties associated therewith shall cease as of that date.

      10.7 Right to Sell Stock on Hand. Upon the termination of any license granted herein, in or whole or as to any Product in any country in the Territory, for any reason other than a failure to cure a material breach of the Agreement by CIL, CIL and its Affiliates and sublicensees shall have the right for six (6) months or such longer period as the Parties may reasonably agree to

                                                                    Exhibit 10.9


dispose of all Product or substantially completed Product then on hand to which such termination applies, and royalties shall be paid to ALTEON with respect to such Product as though this Agreement had not terminated.

      10.8 Termination of Sublicenses. Upon any termination of this Agreement, all sublicenses granted by CIL under this Agreement shall terminate simultaneously, subject, nevertheless, to Section 10.7.

      10.9 Effect of Termination. Upon the termination of any license granted herein as to any Product in any country in the Territory other than pursuant to
Section 10.1, CIL and its sublicensees shall promptly return to ALTEON all relevant records, materials or confidential information concerning the Licensed Patents and Licensed Technology relating to such Product in such country in the possession or control of CIL or any of its sublicensees.

      10.10 Surviving Rights. Termination of this Agreement shall not terminate CIL's obligation to pay all royalties which shall have accrued hereunder. The Parties' obligations under ARTICLES 4, 7, 8, 9 and 10 and Sections 11.17 and
11.18 shall survive termination.

      10.11 Accrued Rights, Surviving Obligations. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.


ARTICLE 11 - MISCELLANEOUS PROVISIONS

      11.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

      11.2 Interest on Late Payments. Any payments required under this Agreement that are not made when due shall accrue interest at the rate of one percent (1%) per month from the date such payment is due. The Party making such payment shall make the payment together with any accrued interest thereon through the date such payment is made.

                                                                    Exhibit 10.9


      11.3 Assignment. Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable by any Party without the prior written consent of the other; provided, however, that either Party may assign this Agreement to any wholly-owned subsidiary, to any Affiliate (provided that such Affiliate is, directly or indirectly, under 100% common ownership with such Party), or to any successor by merger or sale of substantially all of its assets to which this Agreement relates in a manner such that the assignor shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a Party appearing herein shall be deemed to include the names of such Party's successor's and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with Section 11.3 shall be void.

      11.4 Disclaimer of Warranties. The parties expressly disclaim any warranties as to validity or enforceability of Licensed Patents, or non-infringement of third party patents.

      11.5 Representations and Warranties. Each Party represents and warrants that, to the best of its knowledge: (i) it is free to enter into this Agreement; and (ii) in so doing will not violate any other agreement to which it is a party.

      11.6 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

      11.7 Patent Marking. At ALTEON's request, CIL shall mark in an appropriate manner all containers or packages of Products sold by CIL with the appropriate statutory patent notice for the jurisdiction in which the Product is to be sold to indicate patent coverage has been obtained or patents are pending.

      11.8 Sharing of Information. ALTEON and CIL shall keep each other currently informed of relevant progress, plans and information concerning the development, manufacture, use and sale of Products and ALTEON's products to the extent such are reasonably relevant to the work of the other Party.

      11.9 Force Majeure. Neither Party shall be liable to the other for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of

                                                                    Exhibit 10.9


raw materials, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other cause beyond the reasonable control of such Party, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for thirty (30) days thereafter. Notwithstanding the foregoing, nothing in this Section 11.9 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

      11.10 No Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name "CIL" or "ALTEON" or any other trade name or trademark of the other party in connection with the performance of this Agreement.

      11.11 Public Announcements. Except as required by law, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other. In the event of a required public announcement, the Party making such announcement shall provide the other with a copy of the proposed text prior to such announcement.

      11.12 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change or address shall be effective only upon receipt thereof):

                (a)  If to ALTEON, addressed to:

                     Alteon Inc.
                     170 Williams Drive
                     Ramsey, New Jersey 07446-2907
                     Attention:  Chief Executive Officer
                     Telephone No.: (201) 934-5000
                     Facsimile No.: (201) 934-8880

                                                                    Exhibit 10.9


                (b)  If to CIL, addressed to:

                     Corange International Limited
                     c/o Boehringer Mannheim Corporation
                     9115 Hague Road
                     Indianapolis, Indiana  46250
                     Attention:  Legal Department
                     Telephone No.: (317) 845-2000
                     Facsimile No.: (317) 576-3082

      11.13 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

      11.14 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving Party.

      11.15 Counterparts. This Agreement may be executed simultaneously in two counterparts, either one of which need not contain the signature of more than one party but both such counterparts taken together shall constitute one and the same agreement.

      11.16 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

      11.17 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey, applicable to contracts executed and performed wholly within the State of New Jersey. The English original of this Agreement shall prevail over any translation hereof.

      11.18     Alternative Dispute Resolution.

                (a) Except with respect to breaches for which a Party is seeking injunctive relief, all disputes between the Parties relating to this Agreement or the subject matter hereof which cannot be resolved by the Parties, shall, upon written notice by one Party to the other, be submitted for settlement by means of alternative dispute resolution, which can include moderated settlement, minitrial, use of expert advisor mediation or non- binding arbitration, as provided in the New Jersey Alternative Procedure for Dispute Resolution Act, N.J.S.A. 2A:23A-1 et seq.

                                                                    Exhibit 10.9


(the "Act"). All proceedings for the alternative resolution of a dispute (an "ADR Proceeding") shall be designed to conclude within four (4) months of the original notice and shall be held at a mutually agreeable location or in New York City. If the parties cannot agree on the form of ADR Proceeding to be used, then mediation, with an independent mediator acceptable to both Parties, shall be used. All fees and expenses associated with the ADR Proceeding shall be divided equally between the parties; provided that each party shall be responsible for such party's own attorneys' fees and disbursements. The Act shall govern the procedures and methods for any ADR Proceeding demanded or undertaken pursuant to this Agreement.

                (b) Each person selected for any ADR Proceeding shall be knowledgeable as to the diagnostic industry and will be instructed to consider, in making any determination or recommendation, the customary practices in the diagnostic industry to the extent such practices exist. The Parties will cooperate with each other in causing the ADR Proceeding to be held in as efficient and expeditious a manner as practicable.

                (c) At the conclusion of the ADR Proceeding, either Party shall have the right to a trial de novo by a court of competent jurisdiction.

      11.19 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

      11.20 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Licensed Technology or Licensed Patents transferred hereunder or Products manufactured therefrom without compliance with applicable laws.

      11.21 Entire Agreement of the Parties. This Agreement constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.

                                                                    Exhibit 10.9


      IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

                                 ALTEON INC.



                                 By: /s/ James J. Mauzey
                                     ------------------------------------------
                                 Name: James J. Mauzey
                                       ----------------------------------------
                                 Title: Chairman, Chief Executive Officer
                                       ----------------------------------------


                                 CORANGE INTERNATIONAL LIMITED



                                 By: /s/ William Petravic
                                     ------------------------------------------
                                 Name: William Petravic
                                       ----------------------------------------
                                 Title: Treasurer
                                       ----------------------------------------

                                   EXHIBIT A

               U.S. AND FOREIGN PATENTS AND PATENT APPLICATIONS
                      RELATING TO THE LICENSED TECHNOLOGY


1) Immunochemical Detection of AGE's (Methods and Test Kits for Measuring AGE's by ELISA Assay)

      U.S. Application #07/956,849 - filed October 1, 1992

      P.C.T. Application US92/11158 - filed December 21, 1992
                National Phase filings proceeding via a European
                Patent Application and in Australia, Canada, Japan and
                Korea

      Additional filings made in People's Republic of China, Portugal and Taiwan


2)    AGE-Lipid Oxidation - Methods of Measuring

      U.S. Application #08/029,417 - filed March 11, 1993

      P.C.T. Application US93/10880 - filed November 12, 1993


3)    Improved Method of Detecting Hb-AGE & Diagnostic Methods

      U.S. Application #08/236,416 - filed April 29, 1994

      Decision on PCT filing is pending


4)    Monoclonal Antibody specific for AGE's in Biological Samples

      U.S. Application #08/   ,    - filed December   , 1994

      Decision on PCT filing is pending


5)    FFI - Diagnostic Divisional - Immunochemical Test for
      Detecting AGE's Using FFI as an Indicator

      U.S. Patent #4,761,368 - issued August 2, 1988

      European Patent #0322402 - filed February 11, 1989 (Issued in Germany, France and Great Britain)

6)    Additional Patents and Patent Applications

      U.S. Patent Application #07/749,438 - filed August 23, 1991
      (no foreign counterpart) (Liver-Derived Receptors for AGEs and Uses Thereof)

      U.S. Patent #5,202,424 - issued April 13, 1993 (no foreign counterpart) (Meangial-Cell Derived Receptors for AGEs and
      Uses Thereof)

      U.S. Patent #5,316,754 - issued May 31, 1994 (no foreign counterpart) (Meangial-Cell Derived Receptors for AGEs and
      Uses Thereof)

      U.S. Patent #5,108,930 - issued April 28, 1992 (no foreign counterpart) (Aminoguanidine Assay and Applications Thereof)

                                   EXHIBIT B

                               LIST OF COUNTRIES
                  WHERE PATENTS WILL BE FILED AND MAINTAINED


I.   BASE COUNTRIES*

                United States of America
                Canada
                Japan
                Germany
                France
                Great Britain
                Italy
                Spain


II.   ADDITIONAL COUNTRIES SUBJECT TO MUTUAL AGREEMENT OF ALTEON AND
      CIL*

                Mexico
                Australia
                Others to be determined

* applicable to patents/applications covering broad AGE diagnostic technology, novel antibodies and significant commercial improvements thereto.

                                   EXHIBIT C

                            ROCKEFELLER AGREEMENTS


[Filed as Exhibits 10.4 and 10.5 to the Form 10-K.]

                                   EXHIBIT D

                              PICOWER AGREEMENTS


[Filed as Exhibit 10.7 to the Form 10-K]